UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 26, 2023

APPLIED MOLECULAR TRANSPORT INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39306	81-4481426

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Address not Applicable(1)

(Address of principal executive offices, including zip code)

(650) 392-0420

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of exchange on which registered
Common Stock, par value $0.0001 per share	AMTI	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

1 We are a remote-only company. Accordingly, we do not maintain a headquarters. For purposes of compliance with applicable requirements of the Securities Act of 1933, as amended, or the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, any stockholder communication required to be sent to our principal executive offices may be directed to the agent for service of process at the following address: Applied Molecular Transport Inc., c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801, or to the email address: corporate.secretary@appliedmt.com.

Item 5.07 Submission of Matters to a Vote of Security Holders.

On December 26, 2023, Applied Molecular Transport Inc., a Delaware corporation (the “Company”), held a virtual special meeting of its stockholders (the “Special Meeting”) to consider certain proposals relating to the Agreement and Plan of Merger, dated as of September 21, 2023 (as it may be amended from time to time, the “Merger Agreement”) by and among Cyclo Therapeutics, Inc. (“Cyclo”), Cameo Merger Sub, Inc., a wholly owned subsidiary of Cyclo (“Merger Sub”) and the Company, pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Cyclo.

At the Special Meeting, the Company’s stockholders voted (i) to adopt the Merger Agreement and approve the Merger (the “Merger Proposal”) and (ii) to approve on a non-binding, advisory basis, the compensation that will or may become payable to the Company’s named executive officers in connection with the consummation of the Merger (the “Advisory Compensation Proposal”).

The Company’s stockholders were entitled to one vote for each share of the Company’s common stock, par value $0.0001 per share (“Common Stock”), held as of the close of business on November 17, 2023 (the “Record Date”). At the close of business on the Record Date, there were 41,848,990 shares of Common Stock issued and outstanding, each of which was entitled to vote at the Special Meeting. Present at the Special Meeting, via the virtual special meeting website or by proxy, were holders of 29,116,673 shares of Common Stock, representing 69.58% of the outstanding shares of Common Stock eligible to vote at the Special Meeting, and constituting a quorum. The final results of voting are set forth below.

Proposal 1 - The Company’s stockholders approved the Merger Proposal and the voting results are as follows:

Votes For	Votes Against	Abstentions
29,015,439	100,425	809

Proposal 2 - The Company’s stockholders approved the Advisory Compensation Proposal and the voting results are as follows:

Votes For	Votes Against	Abstentions
24,624,325	4,488,772	3,576

In light of the approval of Proposal 1, Proposal 3 described in the Company’s definitive proxy statement (relating to the adjournment of the Special Meeting) was rendered moot and was not presented at the Special Meeting.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APPLIED MOLECULAR TRANSPORT INC.

Date: December 26, 2023	By:	/s/ Shawn Cross
Shawn Cross
Chief Executive Officer and Chair of the Board of Directors